Exhibit 99.1

Press Release

CONTACT:           Tricia Haugeto

(303) 386-1193

thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE

FIRST QUARTER OF FISCAL 2012

Boulder, Colo., (October 31, 2011) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the first quarter of fiscal 2012.

Array reported revenue of $22.1 million for the first quarter of fiscal 2012, compared to revenue of $18.5 million for the same period in fiscal 2011.  During the first quarter of fiscal 2012, Array earned $2.5 million in revenue for achieving a milestone from its collaboration with Genentech.  Array reported a significantly reduced net loss of $3.6 million, or ($0.06) per share, for the first quarter, compared to a net loss of $10.6 million, or ($0.20) per share, for the first quarter in fiscal 2011. Array spent $12.6 million in proprietary research and development for the quarter to advance its proprietary pipeline, compared to $13.9 million spent for the same period last year.  Cash flow from operations was $13.6 million for the first quarter of fiscal 2012.  Array ended the first quarter of fiscal 2012 with $78 million in cash, cash equivalents and marketable securities.

There are currently eight Array-invented drugs in Phase 2 clinical development, six of which are partner-funded.  During fiscal 2012, the company expects results to be reported on six clinical trials, the first of which was announced in September 2011:  Top-line results of selumetinib in combination with docetaxel versus docetaxel alone in patients with second-line KRAS-mutant non-small cell lung cancer (NSCLC).  Complete results from this Phase 2 trial are expected to be released in calendar 2012.  Additional data releases planned during fiscal 2012 include:

•                       Phase 2 combination data on selumetinib in patients with melanoma

•                       Phase 2 data on ARRY-520 in patients with multiple myeloma (MM)

•                       Phase 2 data on ARRY-797 in patients with osteoarthritis (OA) pain

•                       Phase 1 data on ARRY-614 in patients with myelodysplastic syndromes (MDS)

•                       Phase 1 data on ARRY-502 in healthy volunteers

“The recently announced top-line Phase 2 results for selumetinib in KRAS mutant NSCLC, we believe, are the most promising results to date in this patient population,” said Robert E. Conway, Chief Executive Officer.  “Selumetinib in combination with docetaxel showed statistical significance in the key secondary end-points of progression free survival, objective response rate, and alive and progression free at six months, as well as a numerical increase in the primary endpoint of overall survival versus docetaxel alone, demonstrating the therapeutic potential of this drug.  There is a significant opportunity to help the more than 160,000 patients with KRAS mutant NSCLC who currently have a poor prognosis with limited treatment options.”

-more-

SUMMARY OF RECENT AND EXPECTED KEY EVENTS

Top-line Results Announced for Selumetinib and ARRY-502

Selumetinib (AZD6244) (AstraZeneca) — MEK inhibitor for cancer:  Array announced results from a randomized Phase 2 placebo-controlled study conducted by AstraZeneca comparing the efficacy of selumetinib in combination with docetaxel versus docetaxel alone in the second-line treatment of 87 patients prospectively selected with KRAS-mutant, locally advanced or metastatic NSCLC.  This was the first completed randomized combination trial with a MEK inhibitor.  Selumetinib was licensed from Array to AstraZeneca.  The study’s primary endpoint of overall survival demonstrated a numerically greater increase in survival in favor of selumetinib in combination with docetaxel versus docetaxel alone, but did not reach statistical significance.

The key secondary endpoints of progression-free survival, objective response rate, and alive and progression-free at six months were all demonstrated with statistical significance, showing improvement in favor of selumetinib in combination with docetaxel versus docetaxel alone. Further data and analyses will be presented by the study’s academic investigators at a forthcoming scientific conference.

AstraZeneca is also completing a Phase 2 trial with selumetinib in combination with dacarbazine versus dacarbazine alone as first-line treatment of patients with melanoma whose tumors harbor BRAF mutations.  This trial completed enrollment of 91 patients in March 2010 with the primary endpoint of overall survival.

ARRY-502 — CRTh2 antagonist for asthma:  Array completed a 14-day Phase 1, randomized, double-blind, multiple ascending dose trial with ARRY-502 in healthy volunteers.  Preliminary results indicated that ARRY-502 was well tolerated at all doses evaluated with all treatment-related adverse events being mild.  There were proportional increases in ARRY-502 exposure with increasing dose.  ARRY-502 provided robust and sustained pharmacodynamic activity.  Phase 1 clinical data, along with other assessments, indicate the potential for once a day dosing of ARRY-502 in asthma.  Array plans to initiate a Phase 2 trial in persistent asthma during the first half of 2012.

Proprietary Development Programs

ARRY-520 — KSP inhibitor for Multiple Myeloma (MM):  Array will present Phase 1 data and top-line results of a Phase 2 trial with ARRY-520 in patients with relapsed or refractory MM at the American Society of Hematology (ASH) annual meeting in December 2011.  Array is expanding this study with a combination of ARRY-520 and dexamethasone in patients with MM refractory to both Velcade® (bortezomib) and Revlimid® (lenalidomide) (dual-refractory MM).  Array continues to enroll a Phase 1b combination study with ARRY-520 and Velcade in patients with relapsed or refractory MM.  By year-end, M.D. Anderson Cancer Center plans to initiate an investigator-sponsored Phase 1b study with ARRY-520 and carfilzomib in patients with relapsed or refractory MM in collaboration with Array and Onyx Therapeutics, Inc.

ARRY-614: A dual p38/Tie2 inhibitor for Myelodysplastic Syndromes (MDS): Array will present top-line results at the 2011 ASH Annual Meeting from a Phase 1 dose escalation/expansion trial with ARRY-614 in patients with Low/Intermediate-1 risk MDS.  Array has tested a new formulation with enhanced drug exposure and lower variability which has the potential to be the commercial formulation and will be used in future studies expected to start this quarter.

ARRY-797 — p38 inhibitor for Pain:  Array continued a 28-day Phase 2, randomized, double-blind study comparing ARRY-797 with OxyContin® and placebo in approximately 150 patients with moderate to severe pain from osteoarthritis of the knee despite continuing NSAID use.  Array anticipates reporting top-line results during the first half of calendar 2012.

Select Partnered Programs and New Partnering Agreements

AMG 151 (ARRY-403) (Amgen) — Glucokinase Activator for Type 2 diabetes:  In October 2011, Amgen initiated a Phase 2a, 28-day trial of AMG 151 in combination with metformin in approximately 224 patients with Type 2 diabetes. The primary endpoint is change in fasting plasma glucose levels from baseline from day one to end of treatment.

MEK162 (ARRY-162) (Novartis) — MEK inhibitor for cancer: Novartis is continuing a Phase 2 open-label trial with MEK162 in patients with metastatic malignant cutaneous melanoma and three Phase 1b combination trials in selected patients with advanced solid tumors.

ARRY-575 (Genentech) — Chk-1 inhibitor for cancer:

Array and Genentech, a member of the Roche Group, announced an oncology agreement for the development of each company’s small-molecule Checkpoint kinase 1 (Chk-1) program.  The programs include Genentech’s compound GDC-0425 (RG7602), currently in Phase 1, and Array’s compound ARRY-575, which is being prepared for an investigational new drug application to initiate a Phase 1 trial in cancer patients.  Under the terms of the agreement, Genentech is responsible for all clinical development and commercialization activities.  Array received an upfront payment of $28 million in September 2011 and is eligible to receive clinical and commercial milestone payments up to $685 million and up to double-digit royalties on sales of any resulting drugs.

ARRY-543 (ASLAN Pharmaceuticals) - HER2 / EGFR inhibitor for gastric cancer: ASLAN Pharmaceuticals Pte Ltd and Array entered into a license agreement in July 2011 to develop Array’s HER2 / EGFR inhibitor, ARRY-543, currently entering Phase 2 development for solid tumors. Under the agreement, ASLAN will fund and globally develop ARRY-543 through proof of concept, initially targeting patients with gastric cancer through a development program conducted in Asia. Upon achievement of proof of concept, ASLAN will identify a global partner for Phase 3 development and commercialization. Array and ASLAN will share the proceeds of such partnering transaction.

Strengthening Leadership

Hired Karsten Witt, M.D.:  Array hired Karsten Witt, M.D., as Vice President of Clinical Sciences. Dr. Witt has been involved in filing six investigational new drug applications and five new drug applications across the U.S., Europe and Japan, including the registration of Tarceva® (erlotinib).  Prior to joining Array, Dr. Witt served as Sr. Vice President Pharmaceutical Operations at OSI Pharmaceuticals, where he was intimately involved in the development of small-molecule targeted oncology therapies, including the EGFR inhibitor Tarceva®.

Array Analyst Day on December 16, 2011

Array will hold an Analyst Day meeting in New York City on Friday, December 16, 2011, at 8:30 am eastern time.  Further details will be announced in the near future.

Array will hold a conference call on Tuesday, November 1, 2011, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, November 1, 2011
Time:	9:00 a.m. eastern time
Toll-Free:	800.260.8140
Toll:	617.614.3672
Pass Code:	85947414

Webcast & Conference Call Slides:  http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

A replay of the call will be available as a webcast on www.arraybiopharma.com

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the time of the completion or initiation of further development of our partnered programs, our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of October 31, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2011	2010

Revenue
License and milestone revenue	$18,462	$12,793
Collaboration revenue	3,669	5,720
Total revenue	22,131	18,513

Operating expenses
Cost of revenue	6,444	7,281
Research and development for proprietary programs	12,598	13,855
General and administrative	3,720	4,268
Total operating expenses	22,762	25,404

Loss from operations	(631)	(6,891)

Other income (expense)
Realized losses on auction rate securities, net	—	(67)
Interest income	6	220
Interest expense	(2,955)	(3,892)
Total other expense, net	(2,949)	(3,739)

Net loss	$(3,580)	$(10,630)

Weighted average shares outstanding - basic and diluted	57,025	53,415

Net loss per share - basic and diluted	$(0.06)	$(0.20)

Summary Balance Sheet Data

(in thousands)

	September 30,	June 30,
	2011	2011

Cash, cash equivalents and marketable securities	$77,706	$64,708
Property, plant and equipment, gross	$86,355	$85,968
Working capital	$(11,108)	$754
Total assets	$99,776	$89,374
Long-term debt, net	$88,259	$91,390
Stockholders’ deficit	$(133,837)	$(130,858)